Exhibit 99.1

OfficeMax
150 East Pierce Road Itasca, IL 60143-1594

News Release

OfficeMax Media Contact	OfficeMax Investor Relations Contact
Bill Bonner	John Jennings
630 438 8584	630 438 8760

For Immediate Release: January 18, 2006

OFFICEMAX ANNOUNCES PROPOSED CORPORATE GOVERNANCE ACTIONS; BOARD WILL PROPOSE DECLASSIFICATION AND PLANS NO EXTENSION OF SHAREHOLDER RIGHTS PLAN

ITASCA, Ill. – OfficeMax® Incorporated (NYSE: OMX), a leader in office products and services, today announced that the OfficeMax Board of Directors has voted in favor of a number of corporate governance actions.  The OfficeMax board voted to include a proposal in the company’s 2006 proxy statement that, if approved by stockholders, will amend the company’s charter to declassify its board and provide for the annual election of all directors.  Under the current classified board structure, directors are elected by class to three-year terms.  Stockholders will vote on the board’s proposal for declassification at the 2006 annual meeting of stockholders. If stockholders approve the declassification proposal, the entire OfficeMax board will stand for election each year, commencing at the 2007 annual meeting of stockholders.  The OfficeMax board of directors also voted not to seek an extension of the company’s shareholder rights plan when it expires in 2008.

“These board actions underscore the continuing commitment of the OfficeMax board and management to accountability to all shareholders,” said Sam Duncan, Chairman and Chief Executive Officer of OfficeMax.

Forward-Looking Statements

Certain statements made in this press release and other written or oral statements made by or on behalf of the Company may constitute “forward-looking statements” within the meaning of the federal securities laws. Statements regarding future events and developments and the Company’s future performance, as well as management’s expectations, beliefs, intentions, plans, estimates or projections relating to the future, are forward-looking statements within the meaning of these laws. Management believes that these forward-looking statements are reasonable; however, you should not place undue reliance on such statements. These statements are based on current expectations and speak only as of the date of such statements. The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of future events, new information or otherwise. Important factors regarding the Company which may cause results to differ from expectations are included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2004, including under the caption “Cautionary and Forward-Looking Statements”, and in other filings with the SEC.

About OfficeMax

OfficeMax is a leader in both business-to-business and retail office products distribution. OfficeMax delivers an unparalleled customer experience — in service, in product, in time savings, and in value - through a relentless focus on its customers. The company provides office supplies and paper, print and document services, technology products and solutions, and furniture to large, medium and small businesses and consumers. OfficeMax customers are served by approximately 40,000 associates through direct sales, catalogs, Internet and more than 900 superstores. OfficeMax trades on the New York Stock Exchange under the symbol OMX. More information can be found at www.officemax.com.

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